Exhibit 99.1

Essential Properties Realty Trust, Inc. Increases Quarterly Dividend to $0.22 per Share, a 4.8% Increase Over Prior Quarter

June 7, 2019

PRINCETON, N.J.—(BUSINESS WIRE)—Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.22 per share of common stock for the second quarter of 2019. On an annualized basis, this dividend of $0.88 per share of common stock represents an increase of $0.04 per share over the previous annualized dividend. The dividend is payable on July 15, 2019 to stockholders of record as of the close of business on June 28, 2019.

About Essential Properties Realty Trust, Inc.

Essential Properties Realty Trust, Inc. is an internally managed real estate company that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of March 31, 2019, the Company’s portfolio consisted of 711 freestanding net lease properties with a weighted average lease term of 14.5 years and a weighted average rent coverage ratio of 2.8x. As of the same date, the Company’s portfolio was 99.9% leased to 172 tenants operating 197 different concepts in 16 distinct industries across 44 states.

Investor/Media:

Essential Properties Realty Trust, Inc.

Daniel Donlan

Senior Vice President, Capital Markets

609-436-0619

info@essentialproperties.com

Source: Essential Properties Realty Trust, Inc.